Exhibit B.40.1
State of Connecticut
Secretary of the State

1. The name of the corporation is R.M. Services, Inc

2. The nature of the business to be transacted, or the purposes to be promoted or carried out by the corporation, are as follows:

To engage in the business of collecting or receiving for payment for others of any account, bill or other indebtedness from a consumer debtor.

To engage in any lawful act or activity for which corporations may be formed under the Stock Corporation Act of the State of Connecticut, including, without limitation, such other business and the purposes of the corporation as described above. The enumeration of specific powers shall not be taken to limit or abridge the general powers of the corporation.

3. There shall be one class of capital stock, designated "Common Stock" and having no par value, of which 10,000 shares will be authorized.

4. There is only one class of shares authorized above.

5. The minimum amount of stated capital with which the corporation shall commence business is $1,000.

6. Any action which, under any provision of Ch. 599, Title 33, of the Connecticut General Satutes, Revision of 1958, as amended, may be taken at a meeting of shareholders may also be taken without a meeting, by consent, in writing, setting forth the action to be taken, signed by persons holding not less than a majority of the voting power of shares, or of the shares of any particular class entitled to vote thereon or to take such action, or their duly authorized attorneys, all in accordance with Section 33-330 of the Connecticut General Statutes.

Dated this 17th day of November 1994.


Name of Incorporator:
Phillip T. Ashton

/S/ Phillip T. Ashton






Appointment of Statutory Agent For Service
Domestic Corporation

Name of corporation:

R. M. Services, Inc.

Name of natural person who is resident of Connecticut:

Mary J. Healey                  Business Address
                                599 Research Pkwy, Meriden, CT 06450
                                Residence Address
                                99 Laurel Road, New Britain, CT 06052






                              Authorization

Name of Incorporator:

Philip T. Ashton              /S/ Philip T. Ashton  11/17/94

Acceptance

Mary J. Healey                /S/ Mary J. Healey